                                                               EXHIBIT 99(a)(3)

TO:       ALL HEALTHGATE DATA CORP. EMPLOYEES
FROM:     WILLIAM S. REECE
SUBJECT:  OFFER TO EXCHANGE OPTIONS
DATE:     NOVEMBER 27, 2001

                                 IMPORTANT NEWS
        PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE DECEMBER 27, 2001.

The HealthGate Data Corp. Board of Directors has adopted resolutions offering to all eligible employees who hold stock options the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on or promptly after July 1, 2002. We are making the offer upon the terms and conditions described in the Offer to Exchange, this Memorandum, the Election Form and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5:00 P.M. Eastern Standard Time on December 27, 2001.

If you elect to participate in this exchange, the existing unexercised stock option(s) you elect to tender (the "Old Option") will be cancelled and a promise to grant a new option (the "New Option") will be issued. The New Option will be for the same number of shares (split-adjusted) as your Old Option(s). The New Option will be granted under the terms of our 1994 Stock Option Plan. This offer may be accepted or rejected as to each grant or none of your grants.

There must be strict adherence to the following rules:

ELIGIBILITY

1. All current employees of HealthGate Data. Corp. (the "Company") are eligible to participate in the exchange. Executive officers are eligible to participate; non-employee Directors are excluded.

THE NEW OPTION

1. All grants cancelled pursuant to this program are eligible to be exchanged for a New Option.

2. The New Option will be priced at the fair market value of our stock on the day we grant the option (expected to be on or promptly after July 1, 2002), which is defined as the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant or, if neither of the foregoing is applicable, as determined by the Board of Directors of the Company. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTION COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTION, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3. The New Option will be vested in accordance with the vesting schedule of the Old Option, including credit for vesting during the six (6) month and one (1) day period between cancellation of the Old Option and grant of the New Option.

4. If your employment with the Company terminates voluntarily OR involuntarily prior to July 1, 2002, you will not receive a New Option.

5. All other rules of the Stock Option Plan will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All option grants issued to eligible employees are eligible for exchange for a New Option, assuming your election is received by 5:00 P.M. Eastern Standard Time on December 27, 2001 or, if we have extended the offer, by the new expiration of the offer.

2. Any of your outstanding, unexercised options may be cancelled. If you elect to cancel an Old Option, it may be cancelled in whole or in part.

3. If you decide to cancel a grant, all grants issued since May 27, 2001 (within the six (6) months prior to the commencement of the offer) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six (6) months and one (1) day after the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Option on or promptly after July 1, 2002, unless we have to change the date because the offer had been extended.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until after July 1, 2002.

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if you terminate employment and do not receive a New Option.

6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

7. All rights to cancelled grants will be irrevocably forfeited.

THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

All eligible option holders must complete a HealthGate Data Corp. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Veronica Zsolcsak at (781) 685-4040 by December 27, 2001, no later than 5:00 P.M. Eastern Standard Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

IF YOUR ELECTION IS RECEIVED AFTER 5:00 P.M. EASTERN STANDARD TIME ON DECEMBER 27, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED THE EXCHANGE OFFER.

Enclosed with this Memorandum is a more detailed document, entitled "Offer to Exchange," explaining the program in greater detail. In addition, below are the answers to some Frequently Asked Questions ("FAQs") regarding the offer, which you should read.

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. I urge you to read carefully the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject because the information in this memorandum is not complete, and additional important information is contained in the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject.

GENERAL QUESTIONS ABOUT THE PROGRAM

1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all outstanding and unexercised HealthGate stock options held by eligible employees for new options under the HealthGate 1994 Stock Option Plan.

2. WHY ARE WE MAKING THE OFFER TO EXCHANGE?

We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for a new option for the same number of shares to be granted on a date at least six (6) months and one (1) day from the date we cancel the tendered options (the "replacement grant date"). We expect the replacement grant date to be on or promptly after July 1, 2002. We hope that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange certain outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, in order to create better performance incentives for employees and maximize stockholder value.

3. WHO IS ELIGIBLE?

Any current employee of HealthGate or its subsidiaries with a stock option at any price is eligible. Executive officers are eligible to participate; non-employee Directors are excluded. You must be an employee as of November 27, 2001, the date this offer commences, and remain an employee as of the date the options are cancelled in order to participate in this offer. In order to receive a new grant, you must remain an eligible employee as of the replacement grant date. Participation in the exchange offer is strictly voluntary.

4. HOW DOES THE EXCHANGE WORK?

The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by 5:00 P.M. Eastern Standard Time on December 27, 2001 (unless we extend the offer), in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, which we expect to be on or promptly after July 1, 2002, and priced at the fair market value of HealthGate's common stock on the replacement grant date. The new options will retain the original vesting schedule of the cancelled options and will be subject to the terms and conditions of the HealthGate Data Corp. 1994 Stock Option Plan. To participate, employees must cancel any and all HealthGate options granted since May 27, 2001; but may choose to cancel some, all, or none of their options granted prior to May 27, 2001.

5. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

To participate, you must complete the Election Form, sign and date it, and ensure that Veronica Zsolcsak, our Chief Financial Officer, receives it no later than 5:00 P.M. Eastern Time on December 27, 2001. You can return your form either by fax at (781) 685-4040 to Veronica Zsolcsak, or you may hand deliver it to Veronica Zsolcsak at HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803.

6. IS THIS A REPRICING?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and HealthGate may have an accounting charge against earnings.

7. WHY CAN'T HEALTHGATE JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the stock underlying the repriced options.

8. WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

HealthGate has a limited pool of options that it is allowed to grant under the 1994 Stock Option Plan without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants. Additionally, because of the large number of underwater options currently outstanding at HealthGate, a total grant of additional options may have a negative impact on HealthGate's outstanding shares and earnings per share.

9. WOULDN'T IT BE EASIER TO JUST QUIT HEALTHGATE AND THEN GET REHIRED?

This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six (6) months of the option cancellation date. Again, such a repricing would cause HealthGate to incur a variable accounting charge against earnings. In addition, by leaving HealthGate and being rehired later, you would not necessarily receive credit for prior service for vesting purposes.

10. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

Options designated to be exchanged under this program will be cancelled on or promptly after December 28, 2001.

11. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

The deadline to participate in this program is 5:00 P.M. Eastern Standard Time on December 27, 2001, unless we extend the offer. This means that Veronica Zsolcsak must have your form in her hands before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer.

12. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

13. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

You may withdraw the options you have elected for exchange at any time before 5:00 P.M., Eastern Standard Time, on December 27, 2001. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to Veronica Zsolcsak by 5:00 P.M. Eastern Standard Time on December 27, 2001. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

14. MAY I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO TENDER FOR EXCHANGE?

Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to Veronica Zsolcsak by hand delivery or by fax to
(781) 685-4040 by 5:00 P.M. Eastern Standard Time on December 27, 2001. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

15. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

Because of the accounting limitations, participants in this program are ineligible to receive any additional stock option grants until after the replacement grant date.

16. WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

Neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor. If you exchange your current options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. All employees are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

17. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's personal decision.

18. WHAT DO MANAGEMENT AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Although our Compensation Committee and Board of Directors have approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Executive officers, including myself, are eligible to participate; non-employee Directors are excluded.

19. WHAT IF I LEAVE HEALTHGATE BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

You will have forfeited the options tendered and accepted for exchange and you will receive no new options. Once the offer to exchange expires (at 5:00 P.M. Eastern Standard Time on December 27, 2001, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave HealthGate or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new option that would have been issued on the replacement grant date. THEREFORE, IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE (EXPECTED TO BE ON OR PROMPTLY AFTER JULY 1, 2002).

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

20. WHICH OPTIONS CAN BE CANCELLED?

If you are eligible and elect to participate in this offer, you may opt to cancel one or more options, or any part of those options, granted under our 1994 Stock Option Plan. If you elect to cancel any options, you are required to cancel all options granted to you on or after May 27, 2001.

21. CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE OPTIONS?

You may choose to cancel one or more options, or any part of those options. It is up to you to pick which options, if any, you would like to tender for exchange. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after May 27, 2001.

22. CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

Yes, any remaining outstanding, unexercised portion of an option can be cancelled. The new option will be on a one-for-one basis but only in replacement of the portion of the option cancelled.

23. CAN I SELECT WHICH PORTION OF AN OPTION TO CANCEL?

Yes, we will accept partially tendered options for cancellation and exchange. You must specify the number of shares you are tendering for cancellation under each option listed on your Election Form, and you will receive a "balancing" grant for the untendered amount as promptly as practicable following the expiration of the offer period.

24. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

If you elect to participate in this program, then on December 28, 2001, or as soon as we can after that, we will cancel all of your outstanding options that were granted since May 27, 2001, plus any others that you elected to cancel. You will not have a right to be granted any further options from us until the replacement grant date, when your new options will be issued.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

25. WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

Employees who participate in this program will receive a new replacement stock option on the replacement grant date exercisable for the number of shares cancelled under the old stock option(s) (subject to adjustment for stock splits, combinations, etc.). Each new option will be granted under the HealthGate Data Corp. 1994 Stock Option Plan pursuant to a new option agreement between you and HealthGate.

26. WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options, including credit vesting during the six (6) month and one (1) day period between cancellation of the Old Options and grant of the New Options. Therefore, no employee will lose or gain vesting in the replacement option. (Note, however, that you may forfeit any acceleration of vesting on a change in control if a change in control occurs before your New Option is granted.)

27. WHAT WILL MY NEW OPTION EXERCISE PRICE BE?

The exercise price for the new options to be granted on the replacement grant date (expected to be on or promptly after July 1, 2002) will be the fair market value of our stock on the date of grant, which will be determined by the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant or, if neither of the foregoing is applicable, as determined by the Board of Directors of the Company. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX (6) MONTHS AND ONE (1) DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

28. WHAT WILL MY NEW OPTION TYPE BE, INCENTIVE STOCK OPTION OR NON-QUALIFIED STOCK OPTION?

Generally, you will receive the same option type you currently have. If you are a United States employee and your cancelled stock options were incentive stock options, your new option will be an incentive stock option to the extent it qualifies as such under the Internal Revenue Code of 1986, as amended. If your cancelled options were non-qualified stock options, your new option will be a nonqualified stock option. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

29. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

We will grant the new options on the replacement grant date, which will be at least six (6) months and one (1) day after the date the Old Options are cancelled. If we cancel options elected for exchange on December 28, 2001, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options will be on or promptly after July 1, 2002.

30. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date which is earlier than six (6) months and one (1) day after the date we cancel the options accepted for exchange, we would potentially be required for financial reporting purposes to record compensation expense against our earnings in the future. By deferring the grant of the new options for six (6) months and one (1) day, we will not have to record such compensation expense.

31. WHEN WILL I RECEIVE MY NEW OPTION AGREEMENT?

Your new option agreement will be sent to you as promptly as practicable after the replacement grant date.

32. WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

Your new options will be subject to the terms and conditions of the HealthGate Data Corp. 1994 Stock Option Plan. The terms and conditions of this plan are described in the Offer to Exchange. As noted above, the vesting schedule for the new option will be exactly the same as the cancelled option. The terms and conditions of these plans are described in the Offer to Exchange.

33. CAN I HAVE SOME EXAMPLES OF HOW AN OFFER TO EXCHANGE MIGHT WORK?

EXAMPLE 1
---------

Assumptions:

Your Hire Date: July 11, 2000

Your Original Stock Option: 1,000 shares (adjusted to reflect the 3-for-1 reverse stock split effected on July 1, 2001)

Your Original Stock Option Price: $4.50 (adjusted to reflect the 3-for-1 reverse stock split effected on July 1, 2001)

Your Original Vesting Schedule: 333 shares vest July 11, 2001, then quarterly thereafter until fully vested in July 2003 or until termination of employment.

Hypothetical Stock Price on New Option Grant Date, July 1, 2002:  $1.00

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on December 28, 2001. On the replacement grant date, which would be on or promptly after July 1, 2002, we would grant you a new option for 1,000 shares, and in this example using the purely hypothetical stock price of $1.00, your new exercise price would be $1.00. The vesting schedule for this new option will be the same as for the prior option, and therefore will have vested 582 shares by July 1, 2002, and will continue to vest quarterly, beginning on July 11, 2002, through July 11, 2003.

EXAMPLE 2
---------

Assumptions:

Your Hire Date: December 18, 2000

Your Original Stock Option: 1,000 shares (adjusted to reflect the 3-for-1 reverse stock split effected on July 1, 2001)

Your Original Stock Option Price: $0.75 (adjusted to reflect the 3-for-1 reverse stock split effected on July 1, 2001)

Your Original Vesting Schedule: 333 shares vest December 18, 2001, then quarterly thereafter until fully vested in October 2003 or until termination of employment.

Hypothetical Stock Price on New Options Grant Date, July 1, 2002:   $1.00

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on December 28, 2001. On the replacement grant date, we would grant you a new option for 1,000 shares, and in this example using the purely hypothetical stock price of $1.00, your new exercise price would be $1.00. (Please note that this is higher than your original stock option price). The vesting schedule for this new option will be the same as for the prior option, and therefore will have vested 500 shares by July 1, 2002, and will continue to vest quarterly, beginning on September 18, 2002, through December 18, 2003.

34. WHAT HAPPENS IF HEALTHGATE IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

If we are acquired or involved in a similar transaction involving a purchase of all of our stock before the replacement options are granted, the acquiring corporation may assume outstanding options and the obligation to issue replacement options; may substitute acquiror options for outstanding and replacement options; or may refuse any such assumption or substitution, in which case any outstanding options will terminate and no replacement options will be issued. THEREFORE, IT IS POSSIBLE THAT YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE ACQUIRING CORPORATION OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF HEALTHGATE IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. Any replacement options that were issued would be options to purchase shares of the acquiring corporation, the exercise price would be equal to the market price of the acquiring corporation's stock on the date of grant and your options would be subject to the terms and conditions of the acquiring corporation's stock option plan. Also, you may forfeit any acceleration of vesting upon a change in control of HealthGate to which you were entitled under your Old Option(s).

35. AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the market, and particularly in our business sector. This is therefore considered a one-time offer and is not expected to be offered again in the future. Since your stock options are valid for five (5) years from the date of initial grant, subject to continued employment, the price of our common stock will likely be subject to continued fluctuation over the long term. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

36. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?

To participate, you must properly complete the Election Form, sign and date it, and ensure that Veronica Zsolcsak receives it no later than 5:00 P.M. Eastern Standard Time on Thursday, December 27, 2001 or, if we extend the offer, no later than the new expiration of the offer. You can return your form either by fax to (781) 685-4040, or hand deliver it to Veronica Zsolcsak, HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803. If you need an additional copy of the Election Form, you may contact Veronica Zsolcsak at (781) 685-4000. The company will provide additional copies at no expense to you.